Exhibit 99.1

News Release

Contact:

Todd Allen, CFA

Vice President, Investor and Media Relations

410-689-7632

tallen@foundationcoal.com

Foundation Coal Announces Fourth Quarter 2008 Results

•	Foundation Coal Reports Record Quarterly Revenues of $456.5 Million

•	Record Quarterly Adjusted EBIDTA of $121.3 Million and Record Quarterly Diluted EPS of $0.93

•	Record Quarterly Northern Appalachian Shipments of 4.1 Million Tons

•	Record Full Year Revenues and Adjusted EBITDA of $1,690.1 Million and $316.4 Million, respectively

•	Projecting Record 2009 Financial Performance

LINTHICUM HEIGHTS, Md., February 12, 2009 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported record fourth quarter 2008 net income of $42.1 million or $0.93 per diluted share, compared to net income of $9.9 million or $0.21 per diluted share in the fourth quarter of 2007. As anticipated, fourth quarter results benefited from strong production in Northern Appalachia due to the operation of two longwalls at the Emerald Mine for a full quarter. Excluding unrealized mark-to-market gains and asset write-downs, net income for the quarter was $40.5 million or $0.89 per diluted share, compared to net income excluding special items of $10.4 million or $0.22 per diluted share last year.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended December 31, 2008	Quarter Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2007

Coal Sales Revenues	$450.7	$355.9	$1663.1	$1452.7

Coal Shipments (MM Tons)	17.8	18.1	70.9	73.6

Net Income	$42.1	$9.9	$11.5	$32.6

Earnings per Diluted Share	$0.93	$0.21	$0.25	$0.70

Adjusted EBITDA	$121.3	$79.3	$316.4	$307.5

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

James F. Roberts, Chairman and Chief Executive Officer, commented, “Fourth quarter results were extremely strong with Foundation generating Adjusted EBITDA of $121.3 million, more than any other quarter in our company’s history. This remarkable performance was driven by record Northern Appalachian shipments of 4.1 million tons attributable to excellent execution at both of our Northern Appalachian mines, especially the Emerald mine where the first full quarter of dual longwall operation provided

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Foundation Coal Announces	Page 2
Fourth Quarter 2008 Results

significant surge capacity. These strong fourth quarter results enabled Foundation to generate full year Adjusted EBITDA of $316.4 million, also a record and near the high end of our guidance range.”

“On January 30, 2009,” Mr. Roberts continued, “We announced the idling of our Laurel Creek mining complex in Central Appalachia which produced approximately 1 million tons of coal in 2008. The decision to idle Laurel Creek was based on its high cost structure, unfavorable market environment, and difficult mining conditions. This action will reduce our cost structure in Central Appalachia, enhance Foundation’s Adjusted EBITDA in 2009, and beyond, and reduce our 2009 capital expenditure requirements.”

“Looking forward, we believe Foundation is exceptionally well-positioned in the current market environment for the following reasons:

•

We are highly hedged at favorable prices—97 percent of our planned 2009 coal shipments is committed and priced, of which 94 percent was committed and priced prior to the end of the third quarter of 2008, before the recent decline in coal prices;

•	We have limited exposure to near-term permitting issues in Central Appalachia—Central Appalachian surface mining contributes only 2 percent of our production; and

•	We have low cost operations—95 percent of our production comes from low-cost mines in each of the regions where we operate.”

Mr. Roberts added, “While first quarter 2009 results will be constrained due to limited Northern Appalachian production because of planned longwall moves at both Cumberland and Emerald, and the current temporary production interruption at the Emerald Mine related to gas levels in a sealed area of the mine, Foundation Coal is positioned to deliver record financial performance for the year 2009.”

During 2008 Foundation Coal again demonstrated its consistent commitment to safety, delivering its best safety performance in company history. In terms of the total reportable incident rate the overall company improved 27 percent compared to 2007, surface operations improved 49 percent, and underground operations improved 24 percent. Safety will continue to be a central element of the company’s culture going forward.

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Foundation Coal Announces	Page 3
Fourth Quarter 2008 Results

FINANCIAL RESULTS

Period to Period Comparisons

Foundation Coal reported net income of $42.1 million or $0.93 per diluted share during the fourth quarter of 2008, compared to net income of $9.9 million or $0.21 per diluted share in the year ago quarter. The increase in fourth quarter net income compared to the fourth quarter of 2007 is primarily attributable to a 0.9 million ton increase in shipments from Northern Appalachia and substantially higher average realizations in all regions, somewhat offset by a 0.8 million ton decrease in shipments from the Powder River Basin (PRB), a 0.3 million ton decrease in shipments from Central Appalachia, and higher operating expenses.

Coal sales revenues were $450.7 million, up 27 percent from the fourth quarter of 2007 primarily due to a 29 percent increase in average per ton sales realizations. The strong increase in average per ton sales realizations reflects higher realizations in all active production regions. Fourth quarter average realizations per ton in Central and Northern Appalachia rose 59 percent and 9 percent, respectively, compared to the same period last year, while average realizations per ton in the PRB increased 15 percent.

Cost of coal sales were $324.7 million, up 18 percent from the fourth quarter of 2007 mainly due to increases in diesel fuel, repair and maintenance supplies, operating supplies, labor and benefits, and coal sales revenue sensitive royalties and production taxes. Sequentially, fourth quarter 2008 cost of coal sales declined 7 percent from the third quarter primarily as a result of lower expenses for purchased coal.

Net income for the year 2008 was $11.5 million or $0.25 per diluted share, compared to net income of $32.6 million or $0.70 per diluted share in the comparable period last year. Excluding special items (see attached “Reconciliation of Non-GAAP Measures to Net Income”), full year 2008 net income was $23.0 million or $0.50 per diluted share, compared to net income of $41.0 million or $0.88 per diluted share in 2007.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $121.3 million in the fourth quarter of 2008 compared to $79.3 million in the fourth quarter of 2007. The increase in Adjusted EBITDA reflects strong shipments from Northern Appalachia and higher average per ton realizations in all active production regions, which more than offset slightly lower shipments from Central Appalachia and the PRB, higher cost of coal sales, and higher selling, general and administrative expense. For the full year 2008, Adjusted EBITDA was $316.4 million, compared to $307.5 million in 2007.

Cash Flows and Liquidity

For the quarter ended December 31, 2008, cash flows provided by operating activities were $81.8 million compared to $66.3 million in the fourth quarter of 2007. Capital expenditures in the fourth quarter were $46.1 million, down 14 percent compared to $53.6 million in the year ago period. Capital expenditures were primarily for equipment and mine development expenditures to sustain operations.

Available liquidity under the company’s existing revolving credit agreement was approximately $329 million at December 31, 2008.

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Foundation Coal Announces	Page 4
Fourth Quarter 2008 Results

MARKET OVERVIEW

During the first half of 2008 the coal market was characterized by expanding domestic and global demand, supply constraints, increasing U.S. exports and rapidly rising prices for both thermal and metallurgical coals. In light of the global economic slowdown that became apparent in the second half of 2008 and grew particularly acute in the fourth quarter, the near-term coal market has temporarily reversed course. During past recessions in the United States demand for electricity, and thus coal consumption, has been relatively steady compared to demand for other commodities, usually varying by only 1 percent to 2 percent. The expectation for 2009 is similar, with domestic electricity demand and thermal coal consumption forecast to decrease an estimated 1 percent to 2 percent due to reduced industrial and commercial usage. Global steel production is down 30 percent since its peak in May. Total U.S. coal exports, including seaborne and rail direct shipments, grew 40 percent in 2008 to approximately 84 million tons. Exports are expected to decrease by 15-20 million tons in 2009. Projections for diminished domestic demand, reduced exports and modestly growing imports have led to a near-term oversupply situation. As a result, U.S. coal production needs to be reduced by approximately 50 million tons in order to bring supply and demand into balance in 2009. Since the end of the third quarter of 2008, production cutbacks of approximately 35 million tons per year have been announced by domestic producers.

Long-term fundamentals for the coal industry remain intact, and demand for coal is projected to continue to grow at home and abroad, with the most substantial growth forecast to come from rapid expansion of electrical power generation in China and India. According to the Energy Information Administration, domestic coal demand is expected to grow over 20 percent between 2008 and 2030, and international demand is expected to expand by more than 45 percent. In the U.S., alone, over 19 gigawatts of new coal-fired electricity generation are expected to come on-line between 2009 and 2012, which will increase annual coal consumption by approximately 50 million to 80 million tons annually.

Near-term, the market will continue to be impacted by the worldwide economic slowdown. In this environment, companies with the least exposure to various risk factors are best-positioned to succeed. In particular, the current market dynamics tend to favor companies with a) limited exposure to unfavorable spot prices; b) limited exposure to regulatory or permitting risk that could interfere with future production or increase production costs; c) low-cost operations that will ensure survivability through the current period of weak commodity prices; and d) a strong liquidity position in light of today’s challenging credit market.

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Fourth Quarter 2008 Results

OUTLOOK

In light of the current market conditions, Foundation will strive to control costs and constrain capital expenditures to the extent possible in 2009. Based on management’s current expectations, Foundation is providing capital expenditure, shipment and average per ton sales realization guidance as shown in the table below.

Guidance

($ in millions, except per-ton and percentage amounts)

	2009	2010	2011
Capital Expenditures[1]	$190 - 240

Average per Ton Sales Realization on Committed and Priced Coal Shipments

West	$10.43	$11.16	$12.13

East	$65.58	$68.06	$78.82

Coal Shipments (MM Tons)[2]	73.0 - 76.0	72.0 - 75.0	72.0 - 75.0

West	54.0 - 56.0	54.0 - 56.0	54.0 - 56.0

East[2]	19.0 - 20.0	18.0 - 19.0	18.0 - 19.0

Committed and Priced (%)[3,4]	97%	59%	29%

West	100%	65%	32%

East	90%	39%	18%

NOTES:

[1]	Excludes annual bonus bid payments on Federal Lease by Application in the Powder River Basin of $36.1 million.
[2]	Coal shipments for the East and consolidated coal shipments exclude traded coal, and include approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.
[3]

In 2009, committed and priced Eastern tons exclude legacy contracts covering approximately 0.9 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $90 per ton. In 2010, committed and priced Eastern tons exclude approximately 1 million tons of steam coal subject to collared pricing with an average pricing range of $75 to $84 per ton, and 0.8 million tons of metallurgical coal subject to collared pricing with an average pricing range of $153 to $195, as well as legacy contracts covering approximately 0.9 million tons of steam coal subject to indexed pricing anticipated to range from $65 to $95 per ton.

[4]	As of Jan. 26, 2009, compared to the midpoint of shipment guidance range.

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Foundation Coal Announces	Page 6
Fourth Quarter 2008 Results

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces more than 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss fourth quarter and full year 2008 financials on Thursday, Feb. 12, 2009, at 10 a.m. EST. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

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Fourth Quarter 2008 Results

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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Fourth Quarter 2008 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions, Except Per-Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Tons sold	17.8	18.1	70.9	73.6

Revenues	$456.5	$367.2	$1,690.1	$1,489.7
Cost of coal sales	324.7	276.3	1,320.0	1,131.5
Selling, general & administrative expenses	15.9	15.1	69.1	60.1
Accretion on asset retirement obligations	3.0	2.7	11.4	10.2
Unrealized mark-to-market (gains) losses on derivatives	(2.3)	-	9.4	-
Employee and contract termination costs	-	0.4	-	14.7
Write-down of long-lived assets	0.3	-	1.6	-
Depreciation, depletion and amortization	55.5	50.6	212.1	202.0
Amortization of coal supply agreements	(0.1)	-	1.4	(3.4)

Income from operations	59.5	22.1	65.1	74.6
Interest income	0.1	1.0	1.0	3.6
Interest expense:
Interest	(9.5)	(11.7)	(38.7)	(45.6)
Amortization of deferred financing costs	(0.4)	(0.7)	(1.8)	(2.1)
Surety bond and letter of credit fees	(1.7)	(1.6)	(6.5)	(6.0)

Income before income taxes and equity in affiliates	48.0	9.1	19.1	24.5
Income tax benefit (expense)	(6.1)	0.8	(6.7)	8.1
Equity in (losses) earnings of affiliates	0.2	-	(0.8)	-

Net income	$42.1	$9.9	$11.5	$32.6

Earnings per common share:
Basic earnings per common share	$0.94	$0.22	$0.26	$0.72

Diluted earnings per common share	$0.93	$0.21	$0.25	$0.70

Weighted average shares outstanding:
Weighted average shares—basic	44.544	45.047	45.073	45.157
Weighted average shares—diluted	45.274	46.290	46.060	46.423

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Fourth Quarter 2008 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per-Ton Data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2008		2007	2008		2007
Tons sold
Powder River Basin	12.0		12.8	49.2		51.6
Northern Appalachia	4.1	1)	3.2	14.4	1)	13.0
Central Appalachia	1.7		2.1	6.9		8.5
Illinois Basin and traded coal	-		-	0.4		0.5

Total	17.8		18.1	70.9		73.6

1) Includes 0.1 million tons of purchased coal and 0.8 million tons of purchased coal in the three months and year ended December 31, 2008, respectively.

Average realized price per ton sold
Powder River Basin	$10.27		$8.90	$10.11		$9.08
Northern Appalachia	45.09		41.43	44.72		40.14
Central Appalachia	85.24		53.75	71.17		52.60
Illinois Basin and traded coal	NM		36.61	85.99		31.97
Total	$25.35		$19.70	$23.47		$19.74

Revenue summary
Powder River Basin	$123.3		$114.3	$497.2		$468.9
Northern Appalachia	183.9		132.6	643.9		521.6
Central Appalachia	144.3		108.6	492.0		446.2
Illinois Basin and traded coal	(0.8)		0.4	30.0		16.0

Total coal sales	450.7		355.9	1,663.1		1,452.7
Other revenues	5.8		11.3	27.0		37.0

Total revenues	456.5		367.2	1,690.1		1,489.7
Cost of coal sales	324.7		276.3	1,320.0		1,131.5
Selling, general and administrative expenses	15.9		15.1	69.1		60.1
Accretion on asset retirement obligations	3.0		2.7	11.4		10.2
Unrealized mark-to-market (gains) losses on derivatives	(2.3)		-	9.4		-
Employee and contract termination costs	-		0.4	-		14.7
Write-down of long-lived asset due to contract dispute resolution	0.3		-	1.6		-

EBITDA	114.9		72.7	278.6		273.2
Depreciation, depletion and amortization	55.5		50.6	212.1		202.0
Amortization of coal supply agreements (credit)	(0.1)		-	1.4		(3.4)

Income from operations	$59.5		$22.1	$65.1		$74.6

Capital expenditures (excludes Lease by Application installments)	$46.1		$53.6	$156.9		$174.4
Cash flow provided by operating activities	$81.8		$66.3	$234.1		$241.0
Adjusted EBITDA from Credit Agreement	$121.3		$79.3	$316.4		$307.5
Adjusted EBITDA margin (Adjusted EBITDA/Revenues)	26.6%		21.6%	18.7%		20.6%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces	Page 10
Fourth Quarter 2008 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	December 31, 2008	December 31, 2007
	(Unaudited)
Cash & cash equivalents	$42.3	$50.1
Trade accounts receivable	135.4	100.9
Inventories, net	56.5	44.1
Deferred income taxes	29.3	11.4
Other current assets	34.2	37.2

Total current assets	297.7	243.7
Property, plant and equipment, net	1,625.9	1,629.7
Coal supply agreements, net	6.9	20.6
Deferred income taxes	16.3	-
Other noncurrent assets	21.3	14.2

Total assets	$1,968.1	$1,908.2

Current portion of long-term debt	$16.8	$-
Accounts payable and accrued expenses	255.3	204.2

Total current liabilities	272.1	204.2
Long-term debt	583.0	599.8
Coal supply agreements, net	4.3	9.4
Deferred income taxes	-	3.2
Other long-term liabilities	884.3	755.3

Total liabilities	1,743.7	1,571.9
Stockholders’ equity	224.4	336.3

Total liabilities and stockholders’ equity	$1,968.1	$1,908.2

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces	Page 11
Fourth Quarter 2008 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income

(In Millions)

(Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income	$42.1	$9.9	$11.5	$32.6
Depreciation, depletion and amortization	55.5	50.6	212.1	202.0
Amortization of coal supply agreements (credit)	(0.1)	-	1.4	(3.4)
Interest expense	9.5	11.7	38.7	45.6
Amortization of deferred financing costs	0.4	0.7	1.8	2.1
Surety bond and letter of credit fees	1.7	1.6	6.5	6.0
Interest income	(0.1)	(1.0)	(1.0)	(3.6)
Income tax (benefit) expense	6.1	(0.8)	6.7	(8.1)
(Earnings) losses from equity affiliate	(0.2)	-	0.8	-

EBITDA	$114.9	$72.7	$278.6	$273.2
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	3.0	2.7	11.4	10.2
Employee and contract termination costs	-	0.4	-	14.7
Write-down of long-lived assets	0.3	-	1.6	-
Unrealized mark-to-market (gains) losses on derivatives	(2.3)	-	9.4	-
Non-cash stock-based compensation expense	3.4	2.0	13.6	6.6
Other	2.0	1.5	1.8	2.8

Adjusted EBITDA per Credit Agreement	$121.3	$79.3	$316.4	$307.5

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces	Page 12
Fourth Quarter 2008 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per-Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net income as reported	$42.1	$9.9	$11.5	$32.6
Stock-based compensation expense primarily related to modification of vesting conditions and other matters	-	-	3.3	-
Income tax impact of stock-based compensation	-	-	(0.5)	-
Write-down of long-lived asset	0.3	-	1.6	-
Income tax impact of above write-down of long-lived asset	(0.1)	-	(0.3)	-
Unrealized mark-to-market (gains) losses on derivatives	(2.3)		9.4
Income tax impact of above unrealized mark-to-market losses	0.5		(2.0)
Employee and contract termination costs	-	0.4	-	14.7
Income tax impact of employee and contract termination costs	-	(0.1)	-	(5.7)
Write-off of unamortized deferred financing costs		0.3		0.3
Income tax impact of unamortized deferred financing costs write-off		(0.1)		(0.1)
Premium refund settlement from Combined Benefit Fund	-	-	-	(1.4)
Income tax impact of premium refund from Combined Benefit Fund	-	-	-	0.6

Net income excluding special items	$40.5	$10.4	$23.0	$41.0

Earnings per common share excluding special items:
Basic earnings per common share excluding special items	$0.91	$0.23	$0.51	$0.91

Diluted earnings per common share excluding special items	$0.89	$0.22	$0.50	$0.88

Weighted average shares outstanding:
Weighted average shares--basic	44.544	45.047	45.073	45.157
Weighted average shares--diluted	45.274	46.290	46.060	46.423

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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